Blue Sphere Corporation 8-K

Exhibit 10.1

PROMISSORY NOTE

[EUR 118,000_]	December 8th., 2015

FOR VALUE RECEIVED, BLUE SPHERE CORPORATION, a corporate organized under the laws of the State of Nevada, its successors and assigns (“Maker”), here-by promises to pay to the order of R.S Palas Management Ltd., a company organized under the laws of the State of Israel, or his successors or assigns (“Payee”), the principal amount of One hundred eighteen thousand Euro (Euro 118,000), without interest on the principal balance outstanding hereunder, from (and including) the date hereof until (but not including) the date of payment in accordance with the following terms and conditions:

1.                  Payments. All unpaid principal and all other amounts payable hereunder shall be due and payable on Dec. 31st. 2015.

2.                  Prepayment. Maker shall prepay all or any portion of the unpaid principal balance of this Note at any time, or from time to time, without penalty or premium.

3.                  Events of Default; Acceleration. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder, and upon such Event of Default, the entire principal balance outstanding hereunder, together and other amounts payable hereunder, at the election of Payee, shall become immediately due and payable, without any notice to Maker, provided that in the case of any of the Events of Default in paragraphs (b), (c) or (d) below, the remainder of the debt evidenced hereby shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Maker:

a.	Nonpayment of principal or other amounts when the same shall become due and payable hereunder, and Maker does not cure such failure to pay within three days after the date such payment is due; or

b.	The failure of Maker to comply with any provision of this Note; or

c.	The Maker is insolvent or files for bankruptcy protection under applicable state or federal laws; or

d.	The making by Maker of an assignment for the benefit of its creditors; or

4.                  Costs of Collection. Maker agrees to pay all costs of collection, including, without limitation, attorneys’ fees, whether or not suit is filed, and all costs of suit and preparation for suit (whether at trial or appellate level), in the event any payment of principal or other amount is not paid when due, or if at any time Payee should incur any attorneys’ fees in any proceeding under any federal bankruptcy law (or any similar state or federal law) in connection with the obligations evidenced hereby. In the event of any court proceeding, court costs and attorneys’ fees shall be set by the court and not by the jury and shall be included in any judgment obtained by Payee.

5.                No Waiver by Payee. Maker hereby waives presentment, protest, notice of dishonor, and notice of acceleration of maturity. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past-due installment, or other indulgence granted from time to time shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law. No extension of the time for payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part, unless Payee agrees otherwise in writing. Maker agrees to continue to remain bound for the payment of principal and all other sums due under this Note notwithstanding any changes by way of release, surrender, exchange, modification, substitution of, failure to perfect or maintain perfection of any security for this Note. No delay or failure of Payee in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude further exercise thereof.

6.                Governing Law. This Note shall be construed in accordance with and governed by the laws of the state of Nevada.

7.                Time of Essence. Time is of the essence of this Note and each and every provision hereof.

8.                Conflicts; Inconsistency. In the event of any conflict or inconsistency between the provisions of this Note and the provisions of any one or more of the other documents executed in connection with this transaction, the provisions of this Note shall govern and control to the extent necessary to resolve such conflict or inconsistency.

9.                Amendments. No amendment, modification, change, waiver, release, or discharge hereof and hereunder shall be effective unless evidenced by an instrument in writing and signed by the party against whom enforcement is sought.

10.              Severability. The invalidity of any provision of this Note or portion of a provision shall not affect the validity of any other provision of this Note or the remaining portion of the applicable provision.

11.              Binding Nature. The provisions of this Note shall be binding upon and inure to the benefit of Maker and Payee and their respective heirs, personal representatives, successors, and assigns, as applicable.

12.              Notices. All notices, requests, demands, and other communications required or permitted under this Note shall be in writing and shall be deemed to have been duly given, made, and received when delivered against receipt, upon receipt of a facsimile transmission, or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Maker:	301 McCullough Dr. Charlotte, NC 28262 Attention: Shlomi Palas

If to Payee:	17 Etrog St. Rosh Hayyn, Israel, 48570

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this section for the giving of notice.

13.              Construction. Maker and Payee participated in the drafting of this Note, and this document was reviewed by the respective legal counsel for Maker and Payee. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Note. The language of this Note shall be construed as a whole according to its fair meaning. The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.” No inference in favor of, or against, Maker or Payee shall be drawn from the fact that one party has drafted any portion hereof.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first set forth above.

/s/ Shlomi Palas